Exhibit 99.4

Execution Version

VOTING AGREEMENT

This Voting Agreement (this “Agreement”), dated as of July 8, 2024, is entered into by and between Amundi Asset Management S.A.S., a French sociéte par actions simplifiée (“Seller”), the Employee Shareholders Committee (as defined in the Employee Shareholders Agreement (as defined below)) (solely in its capacity as such and not in any individual capacity, the “ESC”) and each of the individuals listed on Schedule B (collectively, the “Executives”).

WHEREAS, pursuant to that certain Employee Shareholders’ Agreement, dated as of February 12, 2018 (the “Employee Shareholders Agreement”), by and among Victory Capital Holdings, Inc., a Delaware corporation (“Buyer”), the ESC and those certain employees of Buyer party thereto (the “Covered Persons”), the Covered Persons (including the Executives (as defined below)) have granted the ESC the authority to vote the shares of the Common Stock of Buyer, par value U.S. $0.01 per share (“Buyer Common Stock”) owned by the Covered Persons, subject to the terms and conditions set forth therein;

WHEREAS, the shares of Buyer Common Stock subject to the Employee Shareholders Agreement include shares of Buyer Common Stock owned by the Covered Persons which are held through Buyer’s transfer agent (such shares of Buyer Common Stock for so long as such shares are (i) held through Buyer’s transfer agent, (ii) “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) by a Covered Person who remains an employee of Buyer, and (iii) subject to the terms of the Employee Shareholders Agreement, the “Specified Shares”), which amount of Specified Shares, as of June 21, 2024, is set forth on Schedule A;

WHEREAS, each of the Executives owns shares of Buyer Common Stock (such shares of Buyer Common Stock, for so long as such shares are owned by the applicable Executive, and excluding any Specified Shares beneficially owned by the Executives, the “Executive Shares”), which number of Executive Shares owned by each Executive, as of June 21, 2024, is set forth on Schedule B;

WHEREAS, Buyer, Amundi S.A., a French sociéte anonyme (“Amundi Parent”), and Seller have entered into a Contribution Agreement, dated as of the date hereof (as it may be amended or modified from time to time, the “Contribution Agreement”);

WHEREAS, the Board of Directors of Buyer has unanimously approved the transactions contemplated by the Contribution Agreement, and subject to the terms of the Contribution Agreement, resolved to recommend that Buyer’s stockholders vote in favor of adoption of the Share Issuance and the Charter Amendments (each, as defined in the Contribution Agreement); and

WHEREAS, the ESC and the Executives have agreed to enter into this Agreement in order to induce Seller to enter into the Contribution Agreement and to induce Seller to consummate the transactions contemplated by the Contribution Agreement.

NOW, THEREFORE, in consideration of Seller’s entering into the Contribution Agreement and of the mutual covenants and agreements contained herein and other good and valuable consideration, the adequacy of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

SECTION 1.           Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned to them in the Contribution Agreement.

SECTION 2.           Representations and Warranties of ESC. The ESC hereby represents and warrants to Seller as follows:

2.1            Authority. The members of the ESC who are signatories hereto have the power and authority to execute and deliver this Agreement on behalf of the ESC and the ESC has the power and authority to perform its obligations hereunder and to consummate the transactions contemplated hereby pursuant to the terms of the Employee Shareholders’ Agreement. The execution and delivery of this Agreement by the members of the ESC who are signatories hereto, the performance by the ESC of its obligations hereunder, and the consummation by ESC of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the ESC. This Agreement has been duly and validly executed and delivered by the members of the ESC who are signatories hereto and, assuming the due authorization, execution and delivery by the Seller, constitutes a legal, valid and binding obligation of the ESC, enforceable against the ESC in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity (whether considered in a proceeding in equity or at law).

2.2           No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by the ESC does not, and the performance of this Agreement by the ESC will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person by the ESC; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of the Employee Shareholders Agreement or the Constituent Documents of Buyer; or (c) conflict with or violate any judgment, order, decree, statute, law, rule or regulation applicable to the ESC.

2.3            No Litigation. As of the date hereof, there is no Action pending against, or threatened in writing against the ESC that would prevent the performance by the ESC of its obligations under this Agreement or to consummate the transactions contemplated hereby.

2.4            Control/Ownership of Shares; No Inconsistent Agreements. The ESC has the power and authority to vote all of the Specified Shares. The ESC hereby represents and agrees that, except for the Employee Shareholders Agreement, the ESC (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Specified Shares subject to this Agreement, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Specified Shares subject to this Agreement, and (c) has not entered into any agreement or taken any action (and shall not enter into any agreement or take any action at any time while this Agreement remains in effect) that would make any representation or warranty of the ESC contained herein untrue or incorrect in any material respect or have the effect of preventing the ESC from performing any of its obligations under this Agreement in any material respect.

2.5            Receipt of Contribution Agreement. The ESC has received and reviewed a copy of the Contribution Agreement.

SECTION 3.           Representations and Warranties of the Executives. Each of the Executives hereby represents and warrants, severally and not jointly, to Seller as follows:

3.1            Authority. Such Executive has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Executive, the performance of its obligations hereunder and the consummation by such Executive of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Executive. This Agreement has been duly and validly executed and delivered by such Executive and, assuming the due authorization, execution and delivery by Seller, constitutes a legal, valid and binding obligation of such Executive, enforceable against such Executive in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity (whether considered in a proceeding in equity or at law).

3.2            No Conflict. Except for any filings as may be required by applicable federal securities laws, the execution and delivery of this Agreement by such Executive does not, and the performance of this Agreement by such Executive will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person by such Executive; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of the Employee Shareholders Agreement or the Constituent Documents of Buyer; or (c) conflict with or violate any judgment, order, decree, statute, law, rule or regulation applicable to such Executive.

3.3            No Litigation. As of the date hereof, there is no Action pending against, or threatened in writing against such Executive that would prevent the performance by such Executive of its obligations under this Agreement or to consummate the transactions contemplated hereby.

3.4            Ownership of Shares; No Inconsistent Agreements. Such Executive has record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of all of the Executive Shares owned by such Executive, free and clear of any Liens, and no Person has a right to acquire any of such Executive Shares. Such Executive hereby represents and agrees that, except for the Employee Shareholders Agreement, such Executive (a) has not entered into, and shall not enter into at any time while this Agreement remains in effect, any voting agreement or voting trust with respect to the Executive Shares subject to this Agreement, (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy, a consent or power of attorney with respect to the Executive Shares subject to this Agreement, and (c) has not entered into any agreement or taken any action (and shall not enter into any agreement or take any action at any time while this Agreement remains in effect) that would make any representation or warranty of such Executive contained herein untrue or incorrect in any material respect or have the effect of preventing such Executive from performing any of its obligations under this Agreement in any material respect.

3.5            Receipt of Contribution Agreement. Such Executive has received and reviewed a copy of the Contribution Agreement.

SECTION 4.           Covenants of the ESC and the Executives.

4.1            Additional Shares. Any shares of Buyer Common Stock, or any other security convertible into or exercisable for any shares of Buyer Common Stock (“Buyer Securities”) that become (a) subject to the Employee Shareholders Agreement, (b) held through Buyer’s transfer agent and (c) “beneficially owned” (within the meaning of Rule 13d-3 under the Exchange Act) by a Covered Person after the date of this Agreement shall become “Specified Shares” within the meaning of this Agreement. Any shares of Buyer Common Stock or any other Buyer Securities (other than Specified Shares) to which any Executive acquires record or beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) after the date of this Agreement shall become “Executive Shares” within the meaning of this Agreement.

4.2            Disclosure. Each of the ESC and the Executives hereby consents to and authorizes the publication and disclosure (in a form reasonably acceptable to the ESC) by Seller or Buyer and their respective affiliates of its identity and the nature of its commitments and obligations under this Agreement (including the public disclosure of this Agreement) in any announcement or disclosure required by the SEC or other Governmental Authority, or any other disclosure document in connection with the transactions contemplated by the Contribution Agreement or this Agreement.

4.3            No Further Obligations. Nothing contained in this Section 4 shall require the ESC or any committee member thereof to cause any Covered Person or any Executive to (i) convert, exercise or exchange any options, warrants or convertible securities in order to obtain any underlying shares or (ii) vote, or execute any consent with respect to, any shares underlying such options, warrants or convertible securities that have not yet been issued as of the applicable record date for that vote or consent. For the avoidance of doubt, Seller acknowledges and agrees that (a) each Executive’s obligations under this Agreement shall automatically terminate and be of no further force or effect at such time such Executive ceases to be an officer of Buyer, (b) Specified Shares are limited to shares of Buyer Common Stock held through Buyer’s transfer agent on behalf of the applicable Covered Person (only for so long as such Covered Person beneficially owns such shares and remains an employee of Buyer) and does not otherwise include any other shares of Buyer Common Stock beneficially owned by the Covered Person, including any shares of Buyer Common Stock held in a brokerage account or any Specified Shares that after the date hereof are moved to a brokerage account or are sold, and (c) the Executive Shares do not include any shares of Buyer Common Stock that are sold by the applicable Executive after the execution of this Agreement.

SECTION 5.           Voting Agreement.

5.1            Voting Agreement.

(a)            The ESC hereby agrees that, from and after the date hereof until the earlier of the Closing and the termination of this Agreement:

(1)            (i) at any meeting of the stockholders of Buyer (and at every adjournment or postponement thereof), however called, (ii) in any action by written consent of the stockholders of Buyer, or (iii) in any other circumstances upon which the vote, consent or other approval of the Stockholders of Buyer is sought, the ESC shall vote (or give such consent or approval with respect to) all of the Specified Shares then held with Buyer’s transfer agent and hereby directs each Executive to vote (or give such consent or approval with respect to) all of the Executive Shares then owned by such Executive (A) in favor of the Share Issuance, the Charter Amendments and any other matter or action necessary for the consummation of the transactions contemplated by the Contribution Agreement and (B) against any other proposal, action or agreement that would reasonably be expected to impede, interfere with, delay, postpone or otherwise adversely affect the consummation of the transactions contemplated by the Contribution Agreement, in each case in any material respect; and

(2)            the ESC shall appear, in person or by proxy, at each meeting of the stockholders of Buyer (or adjournment or postponement thereof) or otherwise cause all of the Specified Shares then held at the Buyer’s transfer agent to be counted as present thereat for purposes of calculating a quorum and to vote on any matter contemplated by, and in accordance with, this Agreement.

(b)            Each Executive hereby agrees that, severally and not jointly, from and after the date hereof until the earlier of the Closing and the termination of this Agreement:

(1)            (i) at any meeting of the stockholders of Buyer (and at every adjournment or postponement thereof), however called, (ii) in any action by written consent of the stockholders of Buyer, or (iii) in any other circumstances upon which the vote, consent or other approval of the Stockholders of Buyer is sought, such Executive, in accordance with the directions set forth in Section 5.1(a)(1) above, shall vote (or give such consent or approval with respect to), or instruct such Executive’s broker to vote (or give such consent or approval with respect to), all of the Executive Shares then owned by such Executive (A) in favor of the Share Issuance, the Charter Amendments and any other matter or action necessary for the consummation of the transactions contemplated by the Contribution Agreement and (B) against any other proposal, action or agreement that would reasonably be expected to impede, interfere with, delay, postpone or otherwise adversely affect the consummation of the transactions contemplated by the Contribution Agreement, in each case in any material respect; and

(2)            such Executive shall appear, in person or by proxy, at each meeting of the stockholders of Buyer (or adjournment or postponement thereof) or otherwise cause all of the Executive Shares then owned by such Executive to be counted as present thereat for purposes of calculating a quorum and to vote on any matter contemplated by, and in accordance with, this Agreement.

5.2            Post-Closing Matters. For so long as Seller retains a right to require Buyer to nominate any person for election to Buyer’s Board of Directors (the “Seller Nominees”) pursuant to that certain Shareholder Agreement, dated as of the Closing Date, by and between the Buyer and Seller (the “Shareholders Agreement”), for so long as any Specified Shares are held through Buyer’s transfer agent, the ESC hereby agrees that it will not nominate any person for election to Buyer’s Board of Directors in lieu of, or in a contested election with, a Seller Nominee. For the avoidance of doubt, nothing herein requires the ESC to vote the Specified Shares in favor of the election of a Seller Nominee to Buyer’s Board of Directors.

5.3            Other Voting. The ESC and the Executives may vote on all issues that may come before a meeting of the stockholders of Buyer in its sole discretion, provided that such vote does not contravene the provisions of this Section 5 (including Section 5.1 and Section 5.2).

5.4            No Limitation. Nothing in this Agreement shall be deemed to govern, restrict or relate to any actions, omissions to act, or votes taken or not taken by any designee, representative, officer or employee of the ESC (including any committee member thereof) or any of its Affiliates serving on Buyer’s Board of Directors, or any Executive, in such person’s capacity as a director of Buyer or in such person’s capacity as an officer of Buyer, and no such action taken by such person in his capacity as a director or officer of Buyer shall be deemed to violate any of the ESC’s or such Executive’s duties under this Agreement.

SECTION 6.           Representations and Warranties of Seller. Seller hereby represents and warrants to the ESC and the Executives as follows:

6.1            Organization. Seller is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization.

6.2            Authority Relative to this Agreement. Seller has the corporate (or similar) power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller, the performance of its obligations hereunder and the consummation by Seller of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming the due authorization, execution and delivery by the ESC and the Executives, constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, (i) except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally, and (ii) subject to general principles of equity.

6.3            No Conflict. The execution and delivery of this Agreement by Seller does not, and the performance of this Agreement by Seller will not, (a) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or any other Person by Seller, except for filings with the SEC of such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement; (b) conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under any provision of, the certificate of incorporation or by-laws of Seller or any other agreement to which Seller is a party; or (c) conflict with or violate any judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to Seller or to Seller’s property or assets.

SECTION 7.            Further Assurances. The ESC and the Executives shall, without further consideration, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Seller may reasonably request in order to vest, perfect, confirm or record the rights granted to Seller under this Agreement.

SECTION 8.            Certain Events. In the event of any stock split, stock dividend, merger, amalgamation, reorganization, recapitalization or other change in the capital structure of Buyer affecting the Buyer Common Stock or other voting securities of Buyer, the number of Specified Shares or Executive Shares, as applicable, shall be deemed adjusted appropriately and this Agreement and the obligations hereunder shall attach to such shares.

SECTION 9.            Termination. The term of this Agreement and the obligations of the parties hereto shall commence on the date hereof and shall terminate upon the earliest of (i) the mutual agreement of Seller and the ESC, (ii) the termination of the Contribution Agreement in accordance with its terms and (iii) such time as Seller no longer has a right to require Buyer to nominate any person for election to Buyer’s Board of Directors pursuant to the Shareholders Agreement; provided, that the obligations under Section 5.1 shall terminate at the earlier of (a) the Closing, (b) the conclusion of the Buyer Stockholders’ Meeting (including any adjournment or postponement thereof) at which the vote in respect of the approval of the Share Issuance is taken, (c) the termination of this Agreement in its entirety pursuant to the foregoing clause and (d) an amendment or modification of the Contribution Agreement which results in an increase in, or alteration or change in the form of, the Base Share Consideration, in each case that would adversely impact the Covered Persons and the Executives in any material respect. Notwithstanding anything to the contrary stated herein, (1) with respect to any Executive, this Agreement and the obligations of such Executive shall terminate upon such Executive ceasing to be an officer of Buyer and (2) with respect to the ESC, this Agreement and the obligations of the ESC shall terminate upon the termination of the Employee Shareholders Agreement in accordance with its terms.

SECTION 10.         Miscellaneous.

10.1          Expenses. All costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party (or in the case of the ESC, Buyer) incurring such costs and expenses.

10.2          Specific Performance. The parties hereto agree that, in the event any provision of this Agreement is not performed in accordance with the terms hereof, (a) the non-breaching party will sustain irreparable damages for which there is not an adequate remedy at law for money damages, (b) the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity, and (c) any defense in any action for specific performance that a remedy at law would be adequate is hereby waived.

10.3          Entire Agreement. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among such parties with respect to the subject matter hereof.

10.4          Assignment. Without the prior written consent of the other party to this Agreement, no party may assign any rights or delegate any obligations under this Agreement. Any such purported assignment or delegation made without prior consent of the other party hereto shall be null and void.

10.5          Parties in Interest. This Agreement shall be binding upon, inure solely to the benefit of, and be enforceable by, the parties hereto and their successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Notwithstanding the foregoing, the parties hereto agree that Buyer is a third party beneficiary of this Agreement for the purposes of Section 4.2.

10.6          Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

10.7          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the terms of this Agreement remain as originally contemplated to the fullest extent possible.

10.8          Notices.

(a)            All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made (i) as of the date delivered, if delivered personally, (ii) on the date the delivering party receives confirmation, if delivered by electronic mail, so long as there is no bounce-back or similar error messages, (iii) three (3) Business Days after being mailed by registered or certified mail (postage prepaid, return receipt requested) or (iv) one (1) Business Day after being sent by overnight courier (providing proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.8):

(b)            All correspondence to Seller shall be addressed as follows:

Amundi Asset Management S.A.S.

Attention:       Nicolas Calcoen; Giorgio Gretter; Julie

                           Perchenet

E-Mail:            [Redacted]

with copies to (which shall not constitute notice):

Cleary Gottlieb Steen & Hamilton LLP

12, rue de Tilsitt

75008 Paris, France

Attention: Sophie de Beer

E-mail: sdebeer@cgsh.com

and

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:       Glenn P. McGrory; James Jian Hu

E-Mail:            gmcgrory@cgsh.com; JJHu@cgsh.com

(c)            All correspondence to the ESC shall be addressed as follows:

c/o Victory Capital Holdings, Inc.

15935 La Cantera Parkway

San Antonio, Texas 78256

Attention: Michael Policarpo; Nina Gupta

E-Mail: [Redacted]; [Redacted]

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: David K. Boston; Danielle Scalzo

E-Mail: dboston@willkie.com; dscalzo@willkie.com

(d)            All correspondence to the Executives shall be addressed as follows:

c/o Victory Capital Holdings, Inc.

15935 La Cantera Parkway

San Antonio, Texas 78256

Attention: Michael Policarpo; Nina Gupta

E-Mail: [Redacted]; [Redacted]

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: David K. Boston; Danielle Scalzo

E-Mail: dboston@willkie.com; dscalzo@willkie.com

                10.9          Governing Law. This Agreement shall in all respects be governed by, and construed in accordance with, the laws (excluding conflict of laws rules and principles) of the State of Delaware applicable to agreements made and to be performed entirely within such State, including all matters of construction, validity and performance.

                10.10        Jurisdiction; Court Proceedings; Waiver of Jury Trial.

(a)             Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware and any appellate court therefrom, or, solely to the extent such court declines subject-matter jurisdiction, the United States District Court for the District of Delaware and any appellate court therefrom (the “Chosen Courts”), and, solely in connection with claims arising out of or related to this Agreement or the transactions contemplated hereby, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective and proper service if notice is given in accordance with Section 10.8 or in any other manner permitted by applicable law.

(b)            EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY (A) CERTIFIES AND ACKNOWLEDGES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(b), (C) UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER AND (D) MAKES THIS WAIVER VOLUNTARILY.

                10.11        Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                10.12        Counterparts. This Agreement may be executed and delivered (including by electronic mail transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Rest of page intentionally blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed and delivered as of the date first written above.

AMUNDI ASSET MANAGEMENT S.A.S.

By:	/s/ Valerie Baudson
Name: Valerie Baudson
Title: President

[Signature Page to Employee Shareholders Committee Voting Agreement]

EMPLOYEE SHAREHOLDERS COMMITTEE

/s/ David C. Brown
Name: David C. Brown

/s/ Michael D. Policarpo
Name: Michael D. Policarpo

/s/ Mannik S. Dhillon
Name: Mannik S. Dhillon

EXECUTIVES

/s/ David C. Brown
Name: David C. Brown

/s/ Michael D. Policarpo
Name: Michael D. Policarpo

/s/ Nina Gupta
Name: Nina Gupta

/s/ Mannik S. Dhillon
Name: Mannik S. Dhillon

[Signature Page to Employee Shareholders Committee Voting Agreement]